Exhibit 99.1

February 10, 2016

Phoenix, Arizona

Knight Transportation Appoints Roberta Roberts Shank and Robert Synowicki to Board of Directors; Donald Bliss Appointed Director Emeritus

Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest and most diversified truckload transportation companies, today announced that Roberta "Sissie" Roberts Shank and Robert Synowicki, Jr. have joined Knight's board of directors.  Donald A. Bliss, director since 1995, has retired from the board of directors and has been named as a Director Emeritus in recognition of his substantial contributions to the company's growth and development.

Chairman of the Board, Kevin P. Knight, offered the following comments: "We are extremely pleased to welcome Sissie Roberts Shank and Bob Synowicki to our board.   We look forward to their contributions and believe their skill sets and experience will contribute to our organization in key areas as we continue to grow our multiple truckload services.  In addition, we appreciate maintaining access to Don Bliss' unique perspective and counsel as Director Emeritus.

 "Sissie Roberts Shank serves as Chief Executive Officer and President of Chas Roberts A/C and Plumbing, a major Phoenix-based company with approximately 600 employees. Ms. Roberts' experience in leading her company through the rapid growth, downturn, and comeback of the construction market, while adjusting its scale and re-growing profitability, will align nicely with our focus on cost control and stockholder returns.  Moreover, she is experienced in managing a workforce with distributed, mobile employees and substantial hiring and retention challenges. Her expertise has been recognized by being named 2014 CEO of the Year by the Arizona Corporate Excellence Awards for the state's largest private businesses, as well as receiving the Greater Phoenix Chamber of Commerce Impact Award for 2013, and being named a finalist for the Ernst & Young Entrepreneur of the Year for the Mountain Desert Region for 2013.

"Bob Synowicki brings substantial trucking, information technology, and general business experience to our board. In more than 25 years as an executive of Werner Enterprises, Mr. Synowicki served as Chief Financial Officer, Chief Operating Officer, Chief Information Officer, and Executive Vice President of Driver Resources. Very few people in our industry have his depth and breadth of exposure to the critical areas of driver development, effective use of technology, accounting, and operations.  In addition, Bob is a Certified Public Accountant, as well as Chairman of the Finance Committee and member of the Audit Committee of Blue Cross Blue Shield – Nebraska. Previously, he served as a board member of the American Trucking Associations and the Truckload Carriers Association.

"On behalf of our entire board of directors and everyone at Knight, I would like to recognize and thank Don Bliss for his substantial contributions to the success of Knight Transportation. Don joined the board just after our IPO, when we were a small, southwestern based carrier. Over the ensuing 21 years, Don helped guide us through expanding to nationwide service, opening up new business units, and transitioning from a family-run business to an industry leader with next generation professional management. Throughout his tenure, Don insisted on both public company corporate governance and respect for the culture instilled originally by the Knight family. At age 83, Don deserves the right to slow down, and we are pleased and honored to have him move to a position as Director Emeritus."

Contact: David Jackson, President, or Adam Miller, CFO – (602) 269-2000

Back to Form 8-K